Exhibit 99.1

On December 7, 2004, Ronald S. Lauder ("RSL" or the "Reporting Person") exercised options in respect of 150,000 shares of Class A Common Stock.
He sold those shares that day in a number of transactions with an average sale price of $44.9167.
The information regarding shares sold at each price appears in the two columns below:

Share		Price
2600		44.85
1600		44.86
800		44.87
14100		44.88
9900		44.89
47400		44.90
5700		44.91
15600		44.92
6800		44.93
17500		44.94
18300		44.95
2200		44.96
1600		44.97
400		44.98
2200		45.00
700		45.01
1300		45.02
200		45.04
1100		45.05

After these sales, the amounts of Class A Common
Stock beneficially owned by
RSL includes:
(i) 57,553 shares of Class A Common Stock held directly,
(ii) 3,182 shares of Class A Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a trustee of
The 1995 Estee Lauder RSL Trust,
which is also a general
partner of Lauder & Sons L.P.).
RSL disclaims beneficial ownership of
the shares in clauses (ii) and (iii)
to the extent he does not have
a pecuniary interest in such
securities.